EXHIBIT (10)H(v)

AMENDMENT NO. 4

TO THE

ECOLAB EXECUTIVE DEATH BENEFITS PLAN
(As Amended and Restated Effective March 1, 1994)

Pursuant to Section 1.3 of the Ecolab Executive Death Benefits Plan (As Amended and Restated Effective March 1, 1994) and as subsequently amended (the “Plan”) and Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”), which is incorporated into the Plan by reference, Ecolab Inc. (the “Company”) hereby amends the Plan as set forth below, effective as of January 1, 2005.  Words and phrases used herein with initial capital letters which are defined in the Plan or the Administrative Document are used herein as so defined.

1.             Article I of the Plan is hereby amended by adding, immediately after Section 1.3 thereof, a new Section 1.4 to read as follows:

Section 1.4             Code Section 409A.  To the extent that any benefits provided under the Plan constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and any guidance issued thereunder (the “409A Guidance”), the Plan is intended to comply with the provisions of the 409A Guidance so as to prevent the inclusion in gross income of any amount payable to an Executive or his Death Beneficiary hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive or his Death Beneficiary.  All Plan provisions shall be interpreted in a manner consistent with 409A Guidance.  Notwithstanding the foregoing, neither the Company nor the Administrator guarantee any tax consequences of any Executive’s or Death Beneficiary’s participation in or entitlement to or receipt of payments from, the Plan, and each Executive or his Death Beneficiary shall be solely responsible for payment of any tax obligations of such individual incurred in connection with participation in the Plan.

2.             Section 3.2(2)(b) of the Plan is hereby amended by adding a new sentence to the end thereof to read as follows:

If the Executive surrenders, terminates or takes a distribution, a withdrawal or a loan under such insurance contract, neither the Executive nor any Death Beneficiary of the Executive shall thereafter be entitled to any Executive Death Benefit under the Plan.

3.             Section 3.2(2)(c) of the Plan is hereby amended by adding a new sentence to the end thereof to read as follows:

Payment of any “gross-up” amount to an Executive’s Death Beneficiary shall be made by the end of the Death Beneficiary’s taxable year next following the taxable year in which he remits the related taxes.

4.             Section 3.3(2)(b) of the Plan is hereby amended by adding a new sentence to the end thereof to read as follows:

If the Executive surrenders, terminates or takes a distribution, a withdrawal or a loan under such the insurance contract, neither the Executive nor any Death Beneficiary of the Executive shall thereafter be entitled to any Executive Death Benefit under the Plan.

5.             The Plan is hereby amended by adding a new Article VI, immediately after Article V thereof, to read as follows:

ARTICLE VI
FUNDING OF EXECUTIVE DEATH BENEFITS

Section 6.1             Applicability.  The provisions of the Article VI shall apply to any Executive who is covered by a MetLife Executive Benefit Universal Life Insurance policy (“EBUL Policy”) procured by the Company to fund its obligation under the Plan pursuant to Section 3.2(2)(b) and 3.3(2)(b).  Nothing in the Plan shall be interpreted to require the Company to maintain existing or procure any new policies underwritten by Metropolitan Life Insurance Company or any other insurance underwriter.  The Company may, at any time and without the consent of any Executive, modify the terms of or discontinue any arrangement pursuant to which the Company funds its obligations under the Plan through life insurance contracts, except as provided in Article V.

Section 6.2             Specified Face Amount.  A EBUL Policy covering an Executive has the face amount determined pursuant to Section 3.2(2)(a), which upon the Executive’s Retirement is reduced to the amount specified in Section 3.3(2)(a) (unless the Executive pays an additional premium to obtain a higher face amount of the policy, subject to MetLife’s underwriting requirements).  Each EBUL Policy is subject to and governed by the terms and conditions stated therein.

Section 6.3             Payment of Premiums.  The Company will pay premiums due with respect to an Executive’s EBUL Policy annually over a period beginning with the year in which the Executive become a participant in the Plan and ending on the later of the year in which the Executive attains age 65 or the year containing the fifteenth (15th) anniversary of the Executive’s participation in the Plan (the “Funding Period”).  Premiums will be paid by the payment due date in accordance with the terms of the EBUL Policy, but in no event later than the last day of the year following the year in which the premium expense was incurred.

Section 6.4             Premium Amount.  The amount of the premium paid by the Company each year of the Funding Period shall be equal to the amount that, if paid annually for the remainder of the Funding Period, will be sufficient, based on MetLife’s then current credited interest rate and the Executive’s cost-of-insurance to (1) support the pre-retirement and post-retirement Executive Death Benefit to which the Executive is entitled under the Plan and (2) build up sufficient cash value in the EBUL Policy to endow the post-retirement face value of the policy at the Executive’s age 95.  At the end of the Funding Period, the Company will have no further obligation to pay premiums on the EBUL Policy and the Company’s obligations to pay the Executive Death Benefit to the Executive’s Death Beneficiary shall be deemed satisfied in full.

Section 6.5             Policy Surrender.  If at any time before the Executive Death Benefit is paid under the EBUL Policy upon the Executive’s death, the Executive surrenders, terminates or takes a distribution, a withdrawal or a loan under the EBUL Policy, neither the Executive nor his Death Beneficiaries shall be entitled to any further Executive Death Benefits under the Plan.

6.             In all other respects the Plan remains unchanged.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal affixed, this 19th day of December, 2008.

ECOLAB INC.

/s/Steven L. Fritze
(Seal)		By:	Steven L. Fritze
		Title:	Chief Financial Officer

Attest:

/s/Lawrence T. Bell
By:	Lawrence T. Bell
Title:	General Counsel and Secretary